For immediate release

MILLER ENERGY RESOURCES ANNOUNCES RESIGNATION OF PRESIDENT DAVID VOYTICKY

KNOXVILLE, Tenn. - (August 12, 2014) - Miller Energy Resources, Inc. (“Miller” or “the Company”) (NYSE: MILL) today announced that its President, David Voyticky, has resigned his position with the Company to pursue other opportunities. Mr. Voyticky’s responsibilities will be absorbed by other Miller executives.

“I would like to personally thank David for his tremendous contributions to Miller over the past four years," said Scott M. Boruff, Miller's CEO. "During his tenure, the Company’s cost of capital has been reduced from a high of 25% to our most recent borrowing at LIBOR plus 300 to 400 basis points. Over that time, Miller has raised hundreds of millions of dollars to fund our successful drilling program and acquisition strategy, and David played a key role throughout. He leaves Miller knowing that we are well positioned to focus on further expanding our production, reserves and cash flows."

About Miller Energy Resources

Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime and the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company’s common stock is listed on the NYSE under the symbol MILL.

Investor Relations Contact

Derek Gradwell
MZ Group
SVP, Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us